                                                                   EXHIBIT 10.49




--------------------------------------------------------------------------------
                      AIA Document A191 - Electronic Format

                       Standard Form of Agreements Between
                            Owner and Design/Builder

THIS DOCUMENT HAS IMPORTANT LEGAL CONSEQUENCES; CONSULTATION WITH AN ATTORNEY IS ENCOURAGED WITH RESPECT TO ITS USE, COMPLETION OR MODIFICATION. AUTHENTICATION OF THIS ELECTRONICALLY DRAFTED AIA DOCUMENT MAY BE MADE BY USING AIA DOCUMENT D40l

                                  1996 EDITION
--------------------------------------------------------------------------------

                                TABLE OF ARTICLES

                                PART 1 AGREEMENT

1.          Design/Builder
2.          Owner
3.          Ownership and Use of Documents and Electronic Data
4.          Time
5.          Payments
6.          Dispute Resolution -- Mediation and Arbitration
7.          Miscellaneous Provisions
8.          Termination of the Agreement
9.          Basis of Compensation
10.         Other Conditions and Services

                                PART 2 AGREEMENT

1.          General Provisions
2.          Owner
3.          Design/Builder
4.          Time
5.          Payments
6.          Protection of Persons and Property
7.          Insurance and Bonds
8.          Changes in the Work
9.          Correction of Work
10.         Dispute Resolution -- Mediation and Arbitration
11.         Miscellaneous Provisions
12.         Termination of the Agreement
13.         Basis of Compensation
14.         Other Conditions and Services

--------------------------------------------------------------------------------

                     AIA Document A191 -- Electronic Format

                       Standard Form of Agreements Between
                            Owner and Design/Builder

THIS DOCUMENT HAS IMPORTANT LEGAL CONSEQUENCES; CONSULTATION WITH AN ATTORNEY IS ENCOURAGED WITH RESPECT TO ITS USE, COMPLETION OR MODIFICATION. AUTHENTICATION OF THE ELECTRONICALLY DRAFTED AIA DOCUMENT MAY BE MADE BY USING AIA DOCUMENT D401.

This document comprises two separate Agreements: Part 1 Agreement and Part 2 Agreement. Before executing Part 1 Agreement, the parties should reach substantial agreement on the Part 2 Agreement. To the extent referenced in these Agreements, subordinate parallel agreements to A191 consist of AIA Document A491, Standard Form of Agreements Between Design/Builder and Contractor, and AIA Document B901, Standard Form of Agreements Between Design/Builder and Architect.

Copyright 1985, (C)1996 The American Institute of Architects, 1735 New York Avenue, NW, Washington, DC 2006-5292. Reproduction of the material herein or substantial quotation of its provisions without the written permission of the AIA violates the copyright laws of the United States and will subject the violator to legal prosecution.

                                PART 1 AGREEMENT
                                  1996 EDITION

--------------------------------------------------------------------------------

AGREEMENT
made as of the 24th day of August in the year of 2001
(In words, indicated day, month and year)

BETWEEN the Owner:
(Name and address)
Neose Technologies, Inc., 102 Witmer Road, Horsham, PA 19044

and the Design/Builder
(Name and address)
IPS, 2001 Joshua Road, Lafayette Hill, PA 19444

For the following Project:
 Include Project name, location and a summary description.)
GAF Plant Renovation, Horsham, PA.

The architectural services described in Article 1 will be provided by the following person or entity who is lawfully licensed to practice architecture:

(Name and address)                                      (Registration Number)    (Relationship to Design/Builder)
IPS, 2001 Joshua Road, Lafayette Hill, PA 19444                                                    Self Performed
-----------------------------------------------------------------------------------------------------------------

Normal structural, mechanical and electrical engineering services will be provided contractually through the Architect except as indicated below:

(Name, address and discipline)                          (Registration Number)    (Relationship to Design/Builder)
IPS, 2001 Joshua Road, Lafayette Hill, PA 19444                                                    Self Performed
-----------------------------------------------------------------------------------------------------------------


The Owner and the Design/Builder agree as set forth below.

--------------------------------------------------------------------------------
                   TERMS AND CONDITIONS --- PART 1 AGREEMENT
--------------------------------------------------------------------------------

                                    ARTICLE 1
                                 DESIGN/BUILDER

1.1         SERVICES

1.1.1 Preliminary design, budget, and schedule comprise the services required to accomplish the preparation and submission of the Design/Builder's Proposal as well as the preparation and submission of any modifications to the Proposal prior to execution of the
            Part 2 Agreement.

1.2         RESPONSIBILITIES

1.2.1 Design services required by this Part 1 Agreement shall be performed by qualified architects and other design professionals. The contractual obligations of such professional persons or entities are undertaken and performed in the interest of the Design/Builder and the Owner.

1.2.2 The agreements between the Design/Builder and the persons or entities identified in this Part 1 Agreement, and any subsequent modifications, shall be in writing. These agreements, including financial agreements with respect to this Project, shall be promptly and fully disclosed to the Owner upon request.

1.2.3 Construction budgets shall be prepared by qualified professionals, cost estimators or contractors retained by and acting in the interest of the Design/Builder.

1.2.4 The Design/Builder shall be responsible to the Owner for acts and omissions of the Design/Builder's employees, subcontractors and their agent and employees, and other persons, including the Architect and other design professionals, performing any portion of the Design/Builder's obligations under this Part 1 Agreement.

1.2.5 If the Design/Builder believes or is advised by the Architect or by another design professional retained to provide services on the Project that implementation of any instruction received from the Owner would cause a violation of any applicable law, the Design/Builder shall notify the Owner in writing. Neither the Design/Builder nor the Architect shall be obligated to perform any act which either believes will violate any applicable law.

1.2.6 Nothing contained in this Part 1 Agreement shall create a contractual relationship between the Owner and any person or entity other than the Design/Builder, however, it is understood and agreed that Owner is an intended third party beneficiary of all contracts for design or engineering services, all subcontracts, purchase orders and other agreements between the Design/Builder and third parties.

1.3         BASIC SERVICES

1.3.1 The Design/Builder shall provide a preliminary evaluation of the Owner's program and project budget requirements, each in terms of the other.

1.3.2 The Design/Builder shall visit the site, become familiar with the local conditions, and correlate observable conditions with the requirements of the Owner's program, schedule, and budget.

1.3.3 The Design/Builder shall review laws applicable to design and construction of the Project, correlate such laws with the Owner's program requirements, and advise the Owner if any program requirements may cause a violation of such laws. Necessary changes to the Owner's program shall be accomplished by appropriate written modification or disclosed as described in paragraph 1.3.5.

1.3.4 The Design/Builder shall review with the Owner alternative approaches to design and construction of the Project.

1.3.5 The Design/Builder shall submit to the Owner a Proposal including the completed Preliminary Design Documents, a statement of the proposed contract sum, and a proposed schedule for completion of the Project. Preliminary Design Documents shall consist of preliminary design drawings, outline specifications or other documents sufficient to establish the size, quality and character of the entire Project, its architectural, structural, mechanical and electrical systems, and the materials and such other elements of the Project as may be appropriate. Deviations from the Owner's program shall be disclosed in the Proposal. If the Proposal is accepted by the Owner, the parties shall then execute the Part 2 Agreement. A modification to the Proposal before execution of the Part 2 Agreement shall be recorded in writing as an addendum and shall be identified in the Contract Documents of the Part 2 Agreement.

1.4         ADDITIONAL SERVICES

1.4.1 The Additional Services described under this Paragraph 1.4 shall be provided by the Design/Builder and paid for by the Owner only if authorized in writing by the Owner before any such additional services are provided.

1.4.2 Making revisions in the Preliminary Design Documents, budget or other documents when such revisions are:

            1. inconsistent with approvals or instructions previously given by the Owner, including revisions made necessary by adjustments in the Owner's program or Project budget;

            2. required by the enactment or revision of codes, laws or regulations subsequent to the preparation of such documents; or

            3. due to changes required as a result of the Owner's failure to render decisions in a timely manner.

1.4.3 Providing more extensive programmatic criteria than that furnished by the Owner as described in Paragraph 2.1. When authorized, the Design/Builder shall provide professional services to assist the Owner in the preparation of the program. Programming services may consist of:

            1. consulting with the Owner and other persons or entities not designated in this Part 1 Agreement to define the program requirements of the Project and to review the understanding of such requirements with the Owner; 2. documentation of the applicable requirements necessary for the various Project functions or operations;

            2. documentation of the applicable requirements necessary for the various Project functions or operations;

            3. providing a review and analysis of the functional and organizational relationships, requirements, and objectives for the Project.

            4. setting forth a written program of requirements for the Owner's approval which summarizes the Owner's objectives, schedule, constraints, and criteria.

1.4.4       Providing financial feasibility or other special studies.

1.4.5 Providing planning surveys, site evaluations or comparative studies of prospective sites.

1.4.6 Providing special surveys, environmental studies, and submissions required for approvals of governmental authorities or others having jurisdiction over the Project.

1.4.7 Providing services relative to future facilities, systems and equipment.

1.4.8 Providing services at the Owner's specific request to perform detailed investigations of existing conditions or facilities or to make measured drawings thereof.

1.4.9 Providing services at the Owner's specific request to verify the accuracy of drawings or other information furnished by the Owner.

1.4.10 Coordinating services in connection with the work of separate persons or entities retained by the Owner, subsequent to the execution of this Part 1 Agreement.

1.4.11      Providing analyses of owning and operating costs.

1.4.12 Providing interior design and other similar services required for or in connection with the selection, procurement or installation of furniture, furnishings and related equipment.

1.4.13      Providing services for planning tenant or rental spaces.

1.4.14 Making investigations, inventories of materials or equipment, or valuations and detailed appraisals of existing facilities.

                                    ARTICLE 2
                                      OWNER

2.1         RESPONSIBILITIES

2.1.1 The Owner shall provide full information in a timely manner regarding requirements for the Project, including a written program which shall set forth the Owner's objectives, schedule, constraints and criteria.

2.1.2 The Owner shall establish and update an overall budget for the Project, including reasonable contingencies. This budget shall not constitute the contract sum.

2.1.3 The Owner shall designate a representative authorized to act on the Owner's behalf with respect to the Project. The Owner may obtain independent review of the documents by a separate architect, engineer, contractor, or cost estimator under contract to or employed by the Owner. Such independent review shall be undertaken at the Owner's expense in a timely manner and shall not delay the orderly progress of the Design/Builder's services.

2.1.4 The Owner shall furnish surveys describing physical characteristics, legal limitations and utility locations for the site of the Project, and a written legal description of the site. The surveys and legal information shall include, as applicable, grades and lines of streets, alleys pavements, and adjoining property and structures; adjacent drainage; right-of-way, restrictions, easements, encroachments, zoning, deed restrictions, boundaries and contours of the site; locations, dimensions and other available data pertaining to existing buildings, other improvements and trees; and information concerning available utility services and lines, both public and private, above and below grade, including inverts and depths. All the information on the survey shall be referenced to a Project benchmark.

2.1.5 The Owner shall furnish the services of geotechnical engineers when such services are stipulated in this Part 1 Agreement.

2.1.6 The Owner shall disclose, to the extent known to the Owner, the results and reports of prior tests, inspections or investigations conducted for the Project involving: structural or mechanical systems; chemical, air and water pollution; hazardous materials; or other environmental and subsurface conditions. The Owner shall disclose all information known to the Owner regarding the presence of pollutants at the Project's site. The Owner's disclosure of information require by this subparagraph, or failure to do so, shall not limit or modify the Design/Builder's obligations under this Agreement.

2.1.7 The Owner shall furnish all legal, accounting and insurance counseling services as my be necessary at any time for the Project, including such auditing services as the Owner my require to verify the Design/Builder's Applications for Payment.

2.1.8 The Owner shall promptly obtain easements, zoning variances and legal authorizations except building permits necessary for sitework and construction regarding site utilization where essential to the execution of the Owner's program.

2.1.9 Those services, information, surveys, and reports required by Paragraphs 2.1.4 through 2.1.8 which are within the Owner's control shall be furnished at the Owner's expense, and the Design/Builder shall be entitled to rely upon the accuracy and completeness thereof, except to the extent the Owner advises the Design/Builder to the contrary in writing.

2.1.10 If the Owner requires the Design/Builder to maintain any special insurance coverage, policy, amendment, or rider, the Owner shall pay the additional cost thereof except as otherwise stipulated in this
            Part 1 Agreement.

2.1.11 The Owner shall communicate with persons or entities employed or retained by the Design/Builder through the Design/Builder, unless otherwise directed by the Design/Builder.


                                    ARTICLE 3
               OWNERSHIP AND USE OF DOCUMENTS' AND ELECTRONIC DATA

3.1 Drawings, specifications, and other documents and electronic data furnished by the Design/Builder are instruments of service. The Design/Builder's Architect and other providers of professional services shall retain all common law, statutory and other reserved rights, including copyright in those instruments of service furnished by them. Drawings, specifications, and other documents and electronic data are furnished for use solely with respect to this
            Part 1 Agreement. The Owner shall be permitted to retain copies, including reproducible copies, of the drawings, specifications, and other documents and electronic data furnished by the Design/Builder for information and reference in connection with the Project except as provided in Paragraph 3.2 and 3.3.

3.2 If the Part 2 Agreement is not executed, the Owner shall not use the drawings, specifications, and other documents and electronic data furnished by the Design/Builder without the written permission of the Design/Builder. Drawings, specifications, and other documents and electronic data shall not be used by the Owner or others on other projects, for additions to this Project or for completion of this Project by others, except by agreement in writing and with appropriate compensation to the Design/Builder, unless the Design/Builder is adjudged to be in default under this Part 1 Agreement or under any other subsequently executed agreement, or by agreement in writing.

3.3 If the Design/Builder defaults in the Design/Builder's obligations to the Owner, the Architect shall grant a license to the Owner to use the drawings, specifications, and other documents and electronic data furnished by the Architect to the Design/Builder for the completion of the Project, conditioned upon the Owner's execution of an agreement to cure the Design/Builder's default in payment to the Architect for services previously performed and to indemnify the Architect with regard to claims arising from such reuse without the Architect's professional involvement.

3.4 Submission or distribution of the Design/Builder's documents to meet official regulatory requirements or for similar purposes in connection with the Project is not to be construed as publication in derogation of the rights reserved in Paragraph 3.1.


                                    ARTICLE 4
                                      TIME

4.1 Upon the request of the Owner, the Design/Builder shall prepare a schedule for the performance of the Basic and Additional Services which shall not exceed the time limits contained in Paragraph 10.1 and shall include allowances for periods of time required for the Owner's review and for approval of submissions by authorities having jurisdiction over the Project.

4.2 If the Design/Builder is delayed in the performance of services under this Part 1 Agreement through no fault of the Design/Builder, any applicable schedule shall be equitably adjusted.


                                    ARTICLE 5
                                    PAYMENTS

5.1 The initial payment provided in Article 9 shall be made upon execution of this Part 1 Agreement and credited to the Owner's account as provided in Subparagraph 9.1.2.

5.2 Subsequent payments for Basic Services, Additional Services, and Reimbursable Expenses provided for in this Part 1 Agreement shall be made monthly on the basis set forth in Article 9.

5.3 Within thirty (30) days of the Owner's receipt of a properly submitted and correct Application for Payment, the Owner shall make payment to the Design/Builder.

5.4 Payments due the Design/Builder under this Part 1 Agreement which are not paid when due shall bear interest from the date due at the rate specified in Paragraph 9.5, or in the absence of a specified rate, at the legal rate prevailing where the Project is located.

                                    ARTICLE 6
                 DISPUTE RESOLUTION -- MEDIATION AND ARBITRATION

6.1 Claims, disputes or other matters in question between the parties to this Part 1 Agreement arising out of or relating to this Part 1 Agreement or breach thereof shall be subject to and decided by mediation or arbitration. Such mediation or arbitration shall be conducted in accordance with the Construction Industry Mediation or Arbitration Rules of the American Arbitration Associations currently in effect.

6.2 In addition to and prior to arbitration, the parties shall endeavor to settle disputes by mediation. Demand for mediation shall be filed in writing with the other party to this Part 1 Agreement and with the American Arbitration Association. A demand for mediation shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for mediation be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of repose or limitations.

6.3 Demand for arbitration shall be filed in writing with the other party to this Part 1 Agreement and with the American Arbitration Association. A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of repose or limitations.

6.4 An arbitration pursuant to this Paragraph may be joined with an arbitration involving common issues of law or fact between the Design/Builder or Owner and any person or entity with whom the Design/Builder or Owner has a contractual obligation to arbitrate disputes. Design/Builder and Owner agree that all parties necessary to resolve a claim shall be parties to the same arbitration proceeding.

6.5 The award rendered by the arbitrator or arbitrators shall be final, and judgement may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

6.6 Unless otherwise agreed in writing, the Design/Builder shall continue to provide services and shall maintain progress during any mediation or arbitration proceedings, and the Owner shall continue to make payments to the Design/Builder in accordance with Articles 5 and 9, but the Owner shall be under no obligation to make payments on or against any claims or amounts in dispute during the pendency of any mediation or arbitration proceeding to resolve those claims or amounts in dispute.

6.7         As Article 6 shall survive completion or termination of Part 1.


                                    ARTICLE 7
                            MISCELLANEOUS PROVISIONS

7.1 Unless otherwise provided, this Part 1 Agreement shall be governed by the law of the place where the Project is located.

7.2 The Owner and the Design/Builder, respectively, bind themselves, their partners, successors, assigns and legal representatives to the other party to this Part 1 Agreement and to the partners, successors and assigns of such other party with respect to all covenants of this Part 1 Agreement. Neither the Owner nor the Design/Builder shall assign this Part 1 Agreement without the written consent of the other.

7.3 Unless otherwise provided, neither the design for nor the cost of remediation of hazardous materials shall be the responsibility of the Design/Builder.

7.4 This Part 1 Agreement represents the entire and integrated agreement between the Owner and the Design/Builder and supersedes all prior negotiations, representations or agreements, either written or oral. This Part 1 Agreement may be amended only by written instrument signed by both the Owner and the Design/Builder.

7.5 Prior to the termination of the services of the Architect or any other design professional designated in this Part 1 Agreement, the Design/Builder shall identify to the Owner in writing another architect or design professional with respect to whom the Owner has no reasonable objection, who will provide the services originally to have been provided by the Architect or other design professional whose services are being terminated.


                                   ARTICLE 8
                          TERMINATION OF THE AGREEMENT

8.1         This Part 1 Agreement may be terminated by either party upon seven
            (7) days' written notice should the other party fail to perform substantially in accordance with its terms through no fault of the party initiating the termination.

8.2 This Part 1 Agreement may be terminated by the Owner without cause upon at least seven (7) days' written notice to the Design/Builder.

8.3         In the event of termination not the fault of the

            Design/Builder, the Design/Builder shall be compensated for services performed to the termination date, together with Reimbursable Expenses then due and Termination Expenses.

            Termination Expenses are expenses directly attributable to termination, including a reasonable amount for overhead and profit, for which the Design/Builder is not otherwise compensated under this
            Part 1 Agreement.

                                    ARTICLE 9
                              BASIS OF COMPENSATION

The Owner shall compensate the Design/Builder in accordance with Article 5, Payments, and the other provisions of this Part 1 Agreement as described below.

9.1         COMPENSATION FOR BASIC SERVICES

9.1.1       FOR BASIC SERVICES, compensation shall be as follows:

            Engineering Services, as proposed 02/26/01    $650,000.00
            Total                                         $650,000.00

9.1.2 AN INITIAL PAYMENT of Dollars ($) shall be made upon execution of this Part 1 Agreement and credited to the Owner's account as follows:

9.1.3       SUBSEQUENT PAYMENTS shall be as follows:

            Progress payments based on work performed.

9.2         COMPENSATION FOR ADDITIONAL SERVICES

9.2.1 FOR ADDITIONAL SERVICES, compensation shall be in agreement with the SAN Procedure.

9.3         REIMBURSABLE EXPENSES

9.3.1 Reimbursable Expenses are in addition to Compensation for Basic and Additional Services, and include actual verifiable expenditures made by the Design/Builder and the Design/Builder's employees and contractors in the interest of the Project, and at the Owner's request and are limited to the following: The present reimbursable rate.

9.3.2 FOR REIMBURSABLE EXPENSES, compensation shall be a multiple of one (1.0) times the amounts expended.

9.4 DIRECT PERSONNEL EXPENSE is defined as the direct salaries of personnel engaged on the Project, and the portion of the cost of their mandatory and customary contributions and benefits related thereto, such as employment taxes and other statutory employee benefits, insurance, sick leave, holidays, vacations, pensions and similar contributions and benefits.

9.5         INTEREST PAYMENTS

9.5.1       The rate of interest for past due payments shall be as follows:

            Prime plus 1%

            (Usury laws and requirements under the Federal Truth in Lending Act, similar state and local consumer credit laws and other regulations at the Owner's and Design/Builder's principal places of business, at the location of the Project and elsewhere may affect the validity of this provision. Specific legal advice should be obtained with respect to deletion, modification or other requirements, such as written disclosures or waivers.

9.6 IF THE SCOPE of the Project is changed materially, the amounts of compensation shall be equitably adjusted. All changes shall be submitted in the form of an SAN and approved by the client before executing the work.

9.7 The compensation set forth in this Part 1 Agreement shall be equitably adjusted if through no fault of the Design/Builder the services have not been completed within (to be determined) months of the date of this Part 1 Agreement.

                                   ARTICLE 10
                          OTHER CONDITIONS AND SERVICES

10.1 The Basic Services to be performed shall be commenced on and, subject to authorized adjustments and to delays not caused by the Design/Builder, shall be completed in (to be determined) calendar days. The Design/Builder's Basic Services consist of those described in Paragraph 1.3 as part of Basic Services, and include normal professional engineering and preliminary design services, unless otherwise indicated.

10.2        Services beyond those described in Paragraph 1.4 are as follows:

            (Insert descriptions of other services, identify Additional Services included within Basic Compensation and modifications to the payment and compensation terms included in this Agreement.)

            In accordance with attached IPS BOD Basis of Design dated 8/22/01, GMP Estimate dated July 24, 2001 Revision O Final. See Article 14.2.

10.3 The Owner's preliminary program, budget and other documents, if any, are enumerated as follows:

            Title                                  Date      10-29-01
            -------------------------------        -----------------------------

            This Agreement entered into as of the day and year first written above.

            /s/ P. SHERRILL NEFF                   /s/ ANTHONY J. MACCHIA
            -------------------------------        -----------------------------
            OWNER (Signature)                      DESIGN/BUILDER (Signature)

            P. SHERRILL NEFF                       ANTHONY J. MACCHIA
            -------------------------------        -----------------------------
            PRESIDENT & CHIEF OPERATING OFFICER    VICE PRESIDENT FINANCE

--------------------------------------------------------------------------------

                     AIA Document A191 -- Electronic Format

                       Standard Form of Agreement Between
                            Owner and Design/Builder

THIS DOCUMENT HAS IMPORTANT LEGAL CONSEQUENCES; CONSULTATION WITH AN ATTORNEY IS ENCOURAGED WITH RESPECT TO ITS USE, COMPLETION OR MODIFICATION. AUTHENTICATION OF THIS ELECTRONICALLY DRAFTED AIA DOCUMENT MAY BE MADE BY USING AIA DOCUMENT D401.

This document comprises two separate Agreements: Part 1 Agreement and Part 2 Agreement. To the extent referenced in these Agreements, subordinate parallel agreements to A191 consist of AIA document A491, Standard Form of Agreements Between Design/Builder and Contractor, and AIA Document B901, Standard Form of Agreements Between Design/Builder and Architect.

Copyright 1985, (C)1996 The American Institute of Architects, 1735 New York Avenue, NW, Washington, DC 20006-5292, Reproduction of the material herein or substantial quotation of its provisions without the written permission of the AIA violates the copyright laws of the United States and will subject the violator to legal prosecution.

                                PART 2 AGREEMENT
                                  1996 EDITION

--------------------------------------------------------------------------------

AGREEMENT
made as of the 24th day of August in the year of 2001
(In words, indicate day, month and year.)

BETWEEN the Owner:
(Name and address)
Neose Technologies, Inc., 102 Witmer Road, Horsham, PA. 19044

and the Design/Builder:
(Name and address)
IPS, 2001 Joshua Road, Lafayette Hill, PA. 19444

For the following Project:
Include Project name, location and a summary description.)

GAF Plant Renovation, Horsham, PA

The architectural services described in Article 3 will be provided by the following person or entity who is lawfully licensed to practice architecture:

(Name and address)                                      (Registration Number)    (Relationship to Design/Builder)
IPS, 2001 Joshua Road, Lafayette Hill, PA. 19444                                           Self Performed
-----------------------------------------------------------------------------------------------------------------
Normal structural, mechanical and electrical engineering services will be provided contractually through the Architect except as indicated below:

(Name, address and discipline)                          (Registration Number)    (Relationship to Design/Builder)
IPS, 2001 Joshua Road, Lafayette Hill, PA. 19444                                           Self Performed
-----------------------------------------------------------------------------------------------------------------

The Owner and the Design/Builder agree as set forth below.

--------------------------------------------------------------------------------
                    TERMS AND CONDITIONS -- PART 2 AGREEMENT
--------------------------------------------------------------------------------

                                    ARTICLE 1
                               GENERAL PROVISIONS

1.1         BASIC DEFINITIONS

1.1.1 The contract Documents consist of the Part 1 Agreement to the extent not modified by this Part 2 Agreement, this Part 2 Agreement, the Design/Builder's Proposal and written addenda to the Proposal identified in Article 14, the Construction Documents approved by the Owner in accordance with Subparagraph 3.2.3 and Modifications issued after execution of this Part 2 Agreement. A modification is a Change Order or a written amendment to this Part 2 Agreement signed by both parties, or a Construction Change Directive issued by the Owner in accordance with Paragraph 8.3.

1.1.2 The term "Work" means the construction and services provided by the Design/Builder to fulfill the Design/Builder's obligations.

1.2         EXECUTION, CORRELATION AND INTENT

1.2.1 It is the intent of the Owner and Design/Builder that the Contract Documents include all items necessary for proper execution and completion of the Work. The Contract Documents are complementary, and what is required by one shall be as binding as if required by shall; performance by the Design/Builder shall be required only to the extent consistent with and reasonably inferable from the Contract Documents as being necessary to produce the intended results and to complete the Project in a satisfactory manner, ready for use, occupancy or operation by the Owner. Words that have well-known technical or construction industry meanings are used in the Contract Documents in accordance with such recognized meanings.

1.2.2 If the Design/Builder believes or is advised by the Architect or by another design professional retained to provide services on the Project that implementation of any instruction received from the Owner would cause a violation of any applicable law, the Design/Builder shall notify the Owner in writing. Neither the Design/Builder nor the Architect shall be obligated to perform any act which either believes will violate any applicable law.

1.2.3 Nothing contained in this Part 2 Agreement shall create a contractual relationship between the Owner and any person or entity other than the Design/Builder, except it is understood and agreed that the Owner's is an intended third-party beneficiary of all contracts with design professionals, subcontract, purchase orders and other agreements between the Design/Builder and third parties. The Design/Builder shall incorporate the obligations of this contract with the Owner in its respective contracts with design professional, subcontracts, change agreements, purchase orders, and other agreements.

1.2.4 The Contract Documents shall be interpreted on the basis of the following priorities in the event of any discrepancy, conflict or dispute.

            1. Written amendments to the Owner-Design/Builder Agreement signed by both parties -- those of a later date shall take precedence over those of an earlier date;

            2. Change Orders -- those of a later date shall take precedence over those of an earlier date;

            3.    The Owner-Design/Builder Agreement;

            4.    Supplementary Conditions; and

            5. Drawings and Specifications. Among drawings, large scale details shall control over small scale details shall control over Drawings not dimensioned.

1.2.5 Any matters contained in the Specifications which may have been omitted from the Drawings or vice-versa, shall be construed as though contained in both. In the event of any duplication, conflict, inconsistency or discrepancy among or within the Drawings and the Specifications (or among or within other portions of the Contract Documents so far as the same pertain to the Drawings or the Specifications) the matter shall promptly be brought to the attention of the Owner for instructions.

1.3         OWNERSHIP AND USE OF DOCUMENTS

1.3.1 The Drawings, Specifications and other design documents prepared by the Design/Builder for the Project are instruments of the Design/Builder's service and unless otherwise provided, the Design/Builder shall be deemed the author of such documents, as applicable and shall retain all common law, statutory and other reserved rights, including the copyrights. However, the Design/Builder shall not use the drawings, specifications or other Project design documents for any purpose not relating to the Project without the Owner's prior written consent.

1.3.2 The owner shall have a fully-paid royalty-free right and license (the "License") to retain copies, including reproducible copies and copies of computer disks or other computer memory storage devices, of the Drawings, Specifications and other Project design documents, and to use all of the aforesaid for any purposes in connection with the construction, reconstruction, renovation, repair, maintenance, use and occupancy of the Project. Without limitation, the word "Drawings" as used herein includes graphic images of the Drawings contained in computer files, stored on computer disks, tapes or other computer memory storage media, and the License includes the right to receive in the form of such computer memory storage media and to retain and use, copies of the Design/Builder's CAD Drawings as maintained in the Design/Builder's computer files. The Design/Builder hereby consents to the transfer of the License to any assignee of the Owner. Upon completion of the design services in connection with the Project, the Design/Builder's assignment of any or all Subcontracts to the Owner, or earlier termination of this Agreement for any reason, the License shall be irrevocable and perpetual.

1.3.3. If the Design/Builder defaults in the Design/Builder's obligations to the Owner, the Architect shall grant a license to the Owner to use the drawings, specifications, and other documents and electronic data furnished by the Architect to the Design/Builder for the completion of the Project. The Design/Builder shall not be responsible for changes made in the Drawings, Specifications or other Project design documents prepared by the Design/Builder, by anyone other than the Design/Builder or for use of such documents by Owner for anything except this Project; and the Owner or its assignee as the case may be, shall indemnify and hold harmless the Design/Builder anyone acting on it's behalf from any claim, liability, or cost arising out of any such changes to or other use of the Drawings, Specifications or other Project design documents. The Design/Builder agrees that the rights and responsibilities of the Owner and the Design/Builder hereunder shall be set forth in all Subcontracts.

1.3.4 Submission or distribution of the Design/Builder's documents to meet official regulatory requirements or for similar purposes in connection with the Project is not to be construed as publication in derogation of the rights reserved in Subparagraph 1.3.1.

1.3.5. Except for the Drawings, Specifications and other Project design documents prepared by the Design/Builder described above, all reports and other materials furnished to the Owner pursuant to this Agreement shall become property of the Owner and may be used by the Owner or such parties as the Owner may designate thereafter, in such manner and for such purposes as the Owner or such parties may deem advisable without further employment of or additional compensation to the Design/Builder, provided however, to the extent any such materials are used for other purposes other than this Project. Owner or its assignee as the case may be, shall indemnify and hold harmless, the Design/Builder from any claim, liability, or cost arising out of any such use. The Design/Builder shall not release or disclose to any third party any report or other material produced for the Owner without obtaining the Owner's prior written consent.

                                    ARTICLE 2
                                      OWNER

2.1 The Owner shall designate a representative authorized to act on the Owner's behalf with respect to the Project. The Owner may obtain independent review of the Contract Documents by a separate architect, engineer, contractor or cost estimator under contract to or employed by the Owner. Such independent review shall be undertaken at the Owner's option and expense and if the Owner elects to do so, then in a timely manner and shall not delay the orderly progress of the Work.

2.2 The Owner may appoint an on-site project representative to observe the Work and to have such other responsibilities as the Owner and Design/Builder agree in writing.

2.3 The Design/Builder shall secure all building and other permits, licenses and inspections and shall pay the fees for such permits, licenses and inspections as part of its contract price.

2.4         INTENTIONALLY OMITTED.

2.5 The Owner shall disclose, to the extent known to the Owner, the results and reports of prior tests, inspections or investigations conducted for the Project involving: structural or mechanical systems; chemical, air and water pollution; hazardous materials; or other environmental and subsurface conditions. The Owner shall disclose all information known to the Owner regarding the presence of pollutants at the Project's site. The Owner's disclosure of information required by this subparagraph, or failure to do so shall not limit or modify the Design/Builder's obligations under this Agreement.

2.6 The Owner shall furnish all legal, accounting and insurance counseling services as may be necessary at any time for the Project, including such auditing services as the Owner may require to verify the Design/Builder's Applications for payment.

2.7 Those services, information, surveys and reports required by Paragraphs 2.4 through 2.6 which are within the Owner's control shall be furnished at the Owner's expense, and the Design/Builder shall be entitled to rely upon the accuracy and completeness thereof, except to the extent the Owner advises the Design/Builder to the contrary in writing.

2.8 If the Owner requires the Design/Builder to maintain any special insurance coverage, policy, amendment, or rider, the Owner shall pay the additional cost thereof, except as otherwise stipulated in this
            Part 2 Agreement.

2.9         INTENTIONALLY OMITTED.

2.10 The Owner shall, at the request of the Design/Builder, prior to execution of this Part 2 Agreement and promptly upon request thereafter, furnish to the Design/Builder reasonable evidence that financial arrangements have been made to fulfill the Owner's obligations under the Contract.

2.11 The Owner shall communicate with persons or entities employed or retained by the Design/Builder through the Designer/Builder, unless otherwise directed by the Design/Builder.


                                    ARTICLE 3
                                 DESIGN/BUILDER

3.1         SERVICES AND RESPONSIBILITIES

3.1.1 Design services required by this Part 2 Agreement shall be performed by qualified architects and other design professionals. The contractual obligations of such professional persons or entities are undertaken and performed in the interest of the Design/Builder, except it is understood and agreed that the Owner is an intended third party beneficiary of all contracts with design professionals, subcontracts, purchase orders, and other agreements between the Design/Builder and third parties. The Design/Builder shall incorporate the obligations of this contract with the Owner in its receptive contracts with design professionals, subcontracts, supply agreements, purchase orders, and other agreements.

3.1.2 The agreements between the Design/Builder and the persons or entities identified in this Part 2 Agreement, and any subsequent modifications, shall be in writing. These agreements, including financial arrangements with respect to this project, shall be promptly and fully disclosed to the Owner upon request.

3.1.3 The Design/Builder shall be responsible to the Owner for acts and omissions of the Design/Builder's employees, subcontractors and their agents and employees, and other persons, including the Architect and other design professionals, performing and portion of the Design/Builder's obligations under this Part 2 Agreement including the Scope of Work as described in each Bid Package for the project.

3.2         BASIC SERVICES

3.2.1       The Design/Builder's Basic Services are described below and in
            Article 14.

3.2.2. The Design/Builder shall designate a representative authorized to act on the Design/Builder's behalf with respect to the Project.

3.2.3 The Design/Builder shall submit Construction Documents for review and approval by the Owner. Construction Documents may include drawings, specifications, and other documents and electronic data setting forth in detail the requirements for construction of the Work, and shall:

            1.    be consistent with the intent of the Design/Builder's
                  Proposal;

            2. provide information for the use of those in the building trades; and

            3.    include documents required for regulatory agency approvals.

3.2.4. The Design/Builder, with the assistance of the Owner, shall file documents required to obtain necessary approvals of governmental authorities having jurisdiction over the Project.

3.2.5 The Design/Builder shall provide or cause to be provided and shall pay for all design services, labor, materials, equipment, tools, construction equipment and machinery, water, heat, utilities, transportation and other facilities and services necessary for proper execution and completion of the Work, whether temporary or permanent and whether or not incorporated or to be incorporated in the Work.

3.2.6 The Design/Builder shall be responsible for all construction means, methods, techniques, sequences and procedures, and for coordinating all portions of the Work under this Part 2 Agreement.

3.2.7 The Design/Builder shall keep the Owner informed of the progress and quality of the Work.

3.2.8 The Design/Builder shall be responsible for correcting Work which does not conform to the Contract Documents.

3.2.9 The Design/Builder warrants to the Owner that materials and equipment furnished under the Contract will be of good quality and new unless otherwise required or permitted by the Contract Documents, that the construction will be free form faults and defects, and that the construction will conform with the requirements of the Contract Documents and be in accordance with all applicable laws, ordinances, rules, orders and regulations, including without limitation, the Americans With Disabilities Act. Construction not conforming to these requirements, including substitutions not properly approved by the Owner, shall be corrected in accordance with Article 9.

3.2.10 The Design/Builder shall pay all sales, consumer, use and similar taxes which had been legally enacted at the time the Design/Builder's Proposal was first submitted to the Owner, and shall secure and pay for building and other permits and governmental fees, licenses and inspections necessary for the proper execution and completion of the Work which are either customarily secured after execution of a contract for construction or are legally required at the time the Design/Builder's Proposal was first submitted to the Owner.

3.2.11 The Design/Builder shall comply with and give notices required by laws, ordinances, rules, regulations and lawful orders of public authorities relating to the Project.

3.2.12 The Design/Builder shall pay royalties and license fees for patented designs, processes or products. The Design/Builder shall defend suits or claims for infringement of patent rights and shall hold the Owner harmless from loss on account thereof, but shall not be responsible for such defense or loss when a particular design, process or product of a particular manufacturer is required by the Owner. However, if the Design/Builder has reason to believe the use of a required design, process or product is an infringement of a patent, the Design/Builder shall be responsible for such loss unless such information is promptly furnished to the Owner.

3.2.13 The Design/Builder shall keep the premises and surrounding area free from accumulation of waste materials or rubbish caused by operations under this Part 2 Agreement. At the completion of the Work, the Design/Builder shall remove from the site waste materials, rubbish, the Design/Builder's tools, construction equipment, machinery and surplus materials.

3.2.14 The Design/Builder shall notify the Owner when the Design/Builder believes that the Work or an agreed upon portion thereof is substantially completed. If the Owner concurs, the Design/Builder shall issue a Certificate of Substantial Completion which shall establish the Date of Substantial Completion, shall state the responsibility of each party for security, maintenance, heat, utilities, damage to the Work and insurance, shall include a list of items to be completed or corrected and shall fix the time within which the Design/Builder shall complete items listed therein. Disputes between the Owner and Design/Builder regarding the Certificate of Substantial Completion may, at the Owner's election, be resolved in accordance with provisions of Article 10. Warranties required by the Contract Documents shall commence upon Final Completion, except warranties for equipment shall commence upon the Owner's beneficial use of such equipment.

3.2.15 The Design/Builder shall maintain at this site for the Owner one record copy of the drawings, specifications, product data, samples, shop drawings, Change Orders and other modifications, in good order and regularly updated to record the completed construction. These shall be delivered to the Owner upon completion of construction and prior to final payment.

3.3         ADDITIONAL SERVICES

3.3.1 The services described in this Paragraph 3.3 are not included in Basic Services unless so identified in Article 14, and they shall be paid for by the Owner as provided in this Part 2 Agreement, in addition to the compensation for Basic Services. The services described in this Paragraph 3.3 shall be provided only if authorized before any such additional services are provided in writing by the Owner.

3.3.2 Making revisions in drawings, specifications, and other documents or electronic data when such revisions are required by the enactment or revision of codes, laws or regulations subsequent to the preparation of such documents or electronic data.

3.3.3 Providing consultation concerning replacement of Work damaged by fire or other cause during construction, and furnishing services required in connection with the replacement of such Work.

3.3.4 Providing services in connection with a public hearing, arbitration proceeding or legal proceeding, except where the Design/Builder is a party thereto.

3.3.5 Providing coordination of construction performed by the Owner's own forces or separate contractors employed by the Owner, and coordination of services required in connection with construction performed and equipment supplied by the Owner.

3.3.6 Preparing a set of reproducible record documents or electronic data showing significant changes in the Work made during construction.

3.3.7 Providing assistance in the utilization of equipment or systems such as preparation of operation and maintenance, manuals, training personnel for operation and maintenance, and construction during operation.


                                    ARTICLE 4
                                      TIME

4.1 The Design/Builder shall perform it's obligations consistent with reasonable skill and care and the orderly progress of the Project.

4.2 Time limits stated in the Contract Documents are of the essence. The Work to be performed under this Part 2 Agreement shall commence upon receipt of a notice to proceed unless otherwise agreed and, subject to authorized Modifications, Substantial Completion shall be achieved on or before the date established in Article 14.

4.3 Substantial Completion is the stage in the progress of the Work when the Work or designated portion thereof is sufficiently complete in accordance with the Contract

            Documents so the Owner can occupy or utilize the Work for its intended use and only minor punchlist items remain to be completed.

4.4 Not more than seven (7) days the execution of the Part 2 Agreement, Design/Builder shall submit a progress schedule indicating each major category or unit of Work to be performed at the site, properly sequenced and coordinated, and showing completion of the Work within the time period established in Article 14. The Design/Builder shall provide the Owner with monthly, or more frequently if required by the Owner, updates of the progress schedule indicating completed activities and any changes in sequencing or activity durations.

4.5 If the Design/Builder is delayed in the performance of the Project by any act or neglect of the Owner or an employee, agent, or representative of the Owner, or by changes in the work ordered by the Owner that were not caused or required by design problems or discrepancies, or by the combined action of the Owner and any of its employees, agents, or representatives that in no way is caused by or results from default on the part of the Design/Builder, or by any other cause that the Design/Builder could not reasonably control or circumvent, then the Scheduled Completion Date shall be extended for a period equal to the length of such delay, if within ten (10) days after the beginning of any such delay, the Design/Builder delivers to the Owner a request for extension for such delay and such request is approved by the Owner. The Owner's exercise of any of its remedies of suspension of the Work or requirement of correction of re-execution of any defective Work shall not under any circumstances be construed as intentional interference with the Design/Builder's performance of the Work.


                                    ARTICLE 5
                                    PAYMENTS

5.1         PROGRESS PAYMENTS

5.1.1 The Design/Builder shall deliver to the Owner itemized Applications for Payment in such detail as indicated in Article 14. Prior to submitting the First Pay Application, the Design/Builder shall submit a Schedule of Values containing such detail as required by the Owner. The Schedule of Values shall proportionately allocate the contract price throughout the various work activities necessary to construct the Project. The Design/Builder's submittal of a Schedule of Values acceptable to the Owner is a condition precedent to the Owner's obligation to make payments to the Design/Builder.

5.1.2 The Owner will, within Thirty (30) days after receipt of the Design/Builder's Application for Payment, either pay for such amount as the Owner determines is properly due, or notify the Design/Builder in writing of the Owner's reasons for withholding payment in whole or in part as provided in this Subparagraph 5.1.2.

5.1.3 The Application for Payment shall constitute a representation by the Design/Builder to the Owner that the design and construction have progressed to the point indicated, the quality of the Work covered by the application is in accordance with the Contract Documents, and the Design/Builder is entitled to payment in the amount requested.

5.1.4 Upon receipt of payment from the Owner, the Design/Builder shall promptly pay the Architect, other design professionals and each contractor the amount to which each is entitled in accordance with the terms of their respective contracts. The Design/Builder shall, by appropriate agreement with each Contractor, require each Contractor to make payments to subcontractors in a similar manner.

5.1.5 The Owner shall have no obligation under this Part 2 Agreement to pay or to be responsible in any way for payment to the Architect, another design professional or a contractor performing portions of the Work.

5.1.6 Neither progress payment nor partial or entire use or occupancy of the Project by the Owner shall constitute an acceptance of Work not in accordance with the Contract Documents.

5.1.7 The Design/Builder warrants that title to all construction covered by an Application for Payment will pass to the Owner no later than the time of payment. The Design/Builder further warrants that upon submittal of an Application for Payment all construction for which payments have been received from the Owner shall be free and clear of liens, claims, security interests or encumbrances in favor of the Design/Builder or any other person or entity performing construction at the site or furnishing materials or equipment relating to the construction.

5.1.8 At the time of Substantial Completion, the Owner shall pay the Design/Builder the retainage, if any, less the reasonable cost to correct or complete incorrect or incomplete Work. Final payment of such withheld sum shall be made upon correction or completion of such Work.

5.2         FINAL PAYMENT

5.2.1 Upon receipt of written notice that the work is ready for final inspection and acceptance, and upon receipt of a final Application for Payment, the Owner will promptly make such inspection and when the Owner finds the Work acceptable under the Contract Documents and the Contract fully performed, the Owner will within (30) days pay the Design/Builder in accordance with this Paragraph 5.2. The Owner's final payment hereunder, will constitute the Owner's Reliance on the Design/Builder's representation that the conditions listed in Subparagraph 5.2.2 as precedent to the Design/Builder's being entitled to final payment have been fulfilled.

5.2.2 Prior to, and as a condition precedent to Final Completion, all of the following matters shall have been resolved and documents and items shall have been delivered to the Owner, subject to the additional requirements of the Owner, if any:

            1. Final documents of similar nature to those required by the Contract Documents in connection with any Application for Payment hereunder.

            2. All final permits, approvals (including without limitation, the approval of the Owner's insurance company, if required), certificates and affidavit (including without limitation, certificates in respect of elevator, plumbing, sprinklers electrical systems and life safety systems, required by governmental authorities) and authorizations for use and occupancy of the Project required by any authority having jurisdiction, including an unconditional permanent and full Certificate of Occupancy and any other necessary occupancy and use permits.

            3. All operating and maintenance manuals as required by the Contract Documents, parts lists, the final version of the Project Directory, and repair source lists.

            4. All guarantees and warranties to which the Owner is entitled hereunder.

            5. Satisfactory proof that all claims arising out of the Work and any liens arising out of the same which shall have been filed or recorded, have been released or bonded.

            6. The Design/Builder's certificate certifying that the Work is complete, and that all payrolls, bills for materials and equipment and other indebtedness connects with the work has been paid.

            7. A satisfactory report by the Design/Builder which is approved by the Owner that all mechanical systems have been and are, properly balanced.

            8. Delivery of all spare parts required to be submitted pursuant to the Contract Documents.

5.2.3 If the final documentation submitted by the Design/Builder is not deemed complete by the Owner, or if the Owner deems the Work incomplete in any respect, the Design/Builder shall promptly resubmit the final documentation. The making of final payment shall constitute a waiver of claims by the Owner except those arising from:

            1. liens, claims, security interests or encumbrances arising out of the Contract and unsettled;

            2. failure of the Work to comply with the requirements of the Contract Documents; or

            3.    terms of special warranties required by the Contract
                  Documents.

5.2.4 Acceptance of final payment shall constitute a waiver of all claims by the Design/Builder except those previously made in writing and identified by the Design/Builder as unsettled at the time of final Application for Payment.

5.3         INTEREST PAYMENTS

5.3.1 Payments due the Design/Builder under this Part 2 Agreement which are not paid when due shall bear interest from the date due at the rate specified in Article 13.

                                    ARTICLE 6
                       PROTECTION OF PERSONS AND PROPERTY

6.1 The Design/Builder shall be solely responsible for initiating, maintaining and providing supervision of all safety precautions and programs in connection with the performance of this Part 2 Agreement.

6.2 The Design/Builder shall take reasonable precautions for the safety of, all shall provide reasonable protection to prevent damage, injury or loss to; (1) employees on the Work and other persons who may be affected thereby; (2) the Work and materials and equipment to be incorporated therein, whether in storage on or off the site, under care, custody, or control of the Design/Builder or the Design/Builder's contractors; and (3) other property at or adjacent thereto, such as trees, shrubs, lawns, walks, pavements, roadways, structures and utilities not designated for removal relocation or replacement in the course of construction.

6.3 The Design/Builder shall give notices and comply with applicable laws, ordinances, rules, regulations and lawful orders of public authorities bearing on the safety of persons or property or their protection from damage, injury or loss.

6.4 The Design/Builder shall promptly remedy damage and loss (other than damage or loss insured under property insurance provided or required by the Contract Documents) to property at the site caused in whole or in part by the Design/Builder, a contractor of the Design/Builder or anyone directly or indirectly employed by any of them, or by anyone for whose acts they may be liable.

                                    ARTICLE 7
                               INSURANCE AND BONDS

7.1         DESIGN/BUILDER'S LIABILITY INSURANCE

7.1.1 The Design/Builder shall purchase from and maintain, in a company or companies lawfully authorized to do business in the jurisdiction in which the Project is located, such insurance as will protect the Design/Builder from claims set forth below which may arise out of or result from operations under this Part 2 Agreement by the Design/Builder or by a contractor of the Design/Builder, or by anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable:

            1. claims under workers' compensation, disability benefit and other similar employee benefit laws that are applicable to the Work to be performed;

            2. claims for damages because of bodily injury, occupational sickness or disease, or death of the Design/Builder's employees;

            3. claims for damages because of bodily injury, sickness or disease, or death of persons other than the Design/Builder's employees;

            4. claims for damages covered by usual personal injury liability coverage which are sustained (1) by a person as a result of an offense directly or indirectly related to employment of such person by the Design/Builder or (2) by another person;

            5. claims for damages, other than to the Work itself, because of injury to or destruction of tangible property, including loss of use resulting therefrom;

            6. claims for damages because of bodily injury, death of a person or property damage arising out of ownership, maintenance or use of a motor vehicle; and

            7. claims involving contractual liability insurance applicable to the Design/Builder's obligations under Paragraph 11.5

7.1.2 The insurance required by Subparagraph 7.1.1 shall be written for not less than limits of liability specified in this Part 2 Agreement or required by law, whichever coverage is greater. Coverages, whether written on an occurrence or claims-made basis, shall be maintained without interruption from date of commencement of the Work until date of final payment and termination of any coverage required to be maintained after final payment. Owner shall be named as an additional insured on the policy or policies. Professional liability shall not be an exclusion to coverage.

7.1.3 Certificates of Insurance acceptable to the Owner shall be delivered to the Owner immediately after execution of this Part 2 Agreement. These Certificates and the insurance policies required by this Paragraph 7.1 shall contain a provision that coverages afforded under the policies will not be cancelled or allowed to expire or amended until at least 30 days' prior written notice has been given to the Owner. If any of the foregoing insurance coverages are required to remain in force after final payment, an additional certificate evidencing continuation of such coverage shall be submitted with the application for final payment. Information concerning reduction of coverage shall be furnished by the Design/Builder with reasonable promptness in accordance with the Design/Builder's information and belief.

7.2         OWNER'S LIABILITY INSURANCE

7.2.1 The Owner shall be responsible for purchasing and maintaining liability insurance to protect the Owner against claims which may arise from operations under this Project.

7.3         PROPERTY INSURANCE

7.3.1 Unless otherwise provided under this Part 2 Agreement, the Owner shall purchase and maintain, in a company or companies authorized to do business in the jurisdiction in which the principal improvements are to be located, property insurance upon the Work to the full insurable value thereof on a replacement cost basis without optional deductibles. Such property insurance shall be maintained, unless otherwise provided in the Contract Documents or otherwise agreed in writing by all persons and entities who are beneficiaries of such insurance, until final payment has been made or until no person or entity other than the Owner has an insurable interest in the property required by this Paragraph 7.3 to be insured, whichever is earlier. This insurance shall include interests of the Owner, the Design/Builder, and their respective contractors and subcontractors in the Work.

7.3.2 Property insurance shall be on an all-risk policy form and shall insure against the perils of fire and extended coverage and physical loss or damage including, without duplication of coverage, theft, vandalism, malicious mischief, collapse, falsework, temporary buildings and debris removal including demolition occasioned by enforcement of any applicable legal requirements, and shall cover reasonable compensation for the services and expenses of the Design/Builder's Architect and other professionals required as a result of such insured loss. Coverage for other perils shall not be required unless otherwise provided in the Contract Document.

7.3.3 If the Owner does not intend to purchase such property insurance required by this Part 2 Agreement and with all of the coverages in the amount described above, the Owner shall so inform the Design/Builder prior to commencement of the construction. The Design/Builder may then effect insurance which will protect the interests of the Design/Builder and the Design/Builder's contractors in the construction, and by appropriate Change Order the cost thereof shall be charged to the Owner. If the Design/Builder is damaged by the failure or neglect of the Owner to purchase or maintain insurance as described above, then the Owner shall bear all reasonable costs properly attributable thereto.

7.3.4 Unless otherwise provided, the Owner shall purchase and maintain such boiler and machinery insurance required by this Part 2 Agreement or by law, which shall specifically cover such insured objects during installation and until final acceptance by the Owner. This insurance shall, include interests of the Owner, lenders, mortgages, the Design/Builder, the Design/Builder's contractors and subcontractors in the Work, and the Design/Builder's Architect and other design professionals. The Owner and the Design/Builder shall be named insureds.

7.3.5 A loss insured under the Owner's property insurance shall be adjusted by the Owner as fiduciary and made payable to the Owner as fiduciary for the insureds, as their interests may appear, subject to requirements of any applicable mortgagee clause and of Subparagraph 7.3.10. The Design/Builder shall pay contractors their shares of insurance proceeds received by the Design/Builder, and by appropriate agreement, written where legally required for validity, shall require contractors to make payments to their subcontractors in similar manner.

7.3.6       INTENTIONALLY OMITTED.

7.3.7       INTENTIONALLY OMITTED.

7.3.8 The Owner and the Design/Builder waive all rights against each other and the Architect and other design professionals, contracts, subcontractors, agents and employees, each of the other, for damages caused by fire or other perils to the extent covered by property insurance obtained pursuant to this Paragraph 7.3 or other property insurance applicable to the Work, except such rights as they may have to proceeds of such insurance held by the Owner as trustee. The Owner or Design/Builder, as appropriate, shall require from contractors and subcontractors by appropriate agreements, written where legally required for validity, similar waivers each in favor of other parties enumerated in this Paragraph 7.3. The policies shall provide such waivers of subrogation by endorsement or otherwise. A waiver of subrogation shall be effective as to a person or entity even though that person or entity would otherwise have a duty of indemnification, contractual or otherwise, did not pay the insurance premium directly or indirectly, and whether or not the person or entity had an insurable interest in the property damaged.

7.3.9 If required in writing by a party in interest, the Owner as trustee shall, upon occurrence of an insured loss, give bond for proper performance of the Owner's duties. The cost of required bonds shall be charged against proceeds received as fiduciary. The Owner shall deposit in a separate account proceeds so received, which the Owner shall distribute in accordance with such agreement as the parties in interest may reach, or in accordance with an arbitration award in which case the procedure shall be as provided in Article 10. If after such loss no other special agreement is made, replacement of damaged Work shall be covered by appropriate Change Order.

7.3.10 The Owner as trustee shall have power to adjust and settle a loss with insurers unless one of the parties in interest shall object in writing, within five (5) days after occurrence of loss to the Owner's exercise of this power; if such objection be made, the parties shall enter into dispute resolution under procedures provided in Article 10. If distribution of insurance proceeds by arbitration is required, the arbitrators will direct such distribution.

7.3.11 Partial occupancy or use prior to Substantial Completion shall not commence until the insurance company or companies providing property insurance have consented to such partial occupancy or use by endorsement or otherwise. The Owner and the Design/Builder shall take reasonable steps to obtain consent of the insurance company or companies and shall not, without mutual written consent, take any action with respect to partial occupancy or use that would cause cancellation, lapse or reduction of coverage.

7.4         LOSS OF USE INSURANCE

7.4.1 The Owner, at the Owner's option, may purchase and maintain such insurance as will insure the Owner against loss of use of the Owner's property due to fire or other hazards, however caused. The Owner waives all rights of action against the Design/Builder for loss of use of the Owner's property, including consequential losses due to fire or other hazards, however caused.

                                    ARTICLE 8
                               CHANGES IN THE WORK

8.1         CHANGES

8.1.1 Changes in the Work may be accomplished after execution of this Part 2 Agreement, without invalidating this Part 2 Agreement, by Change Order, or Construction Change Directive, subject to the limitations stated in the Contract Documents.

            No action, conduct, omission, prior failure, or course of dealing by the Owner shall act to waive, modify, change, or alter the requirement that Change Orders and Construction Change Directives must be in writing and signed as provided herein. Such written change orders or directives are the exclusive method for effecting any change to the Contract Sum or Contract Time. The Design/Builder understands and agrees that the contract Sum and Contract Time cannot be changed by implication, oral agreements, actions, inactions, course of conduct, or constructive change order.

8.1.2 A Change Order shall be based upon agreement between the Owner and the Design/Builder; a Construction Change Directive may be issued by the Owner without the agreement of the Design/Builder.

8.1.3 Changes in the Work shall be performed under applicable provisions of the Contract Documents, and the Design/Builder shall proceed promptly, unless otherwise provided in the Change Order, or Construction Change Directive.

8.1.4 If unit prices are stated in the Contract Documents or subsequently agreed upon, and if quantities originally contemplated are so changed in a proposed Change Order or Construction Change Directive that application of such unit prices to quantities of Work proposed will cause substantial inequity to the Owner or the Design/Builder, the applicable unit prices shall be equitably adjusted.

8.2         CHANGE ORDERS

8.2.1. A Change Order is a written instrument prepared by the Design/Builder and signed by the Owner and the Design/Builder, stating their agreement upon all of the following:

            1.    a change in the Work;

            2.    the amount of the adjustment, if any, in the Contract sum; and

            3.    the extent of the adjustment, if any, in the Contract Time.

8.2.2 If the Owner requests a proposal for a change in the Work from the Design/Builder and subsequently elects not to proceed with the change, a Change Order shall be issued to reimburse the Design/Builder for any costs incurred for estimating services, design services or preparation of proposed revisions to the Contract Documents.

8.3         CONSTRUCTION CHANGE DIRECTIVES

8.3.1 A Construction Change Directive is a written order prepared and signed by the Owner, directing a change in the Work prior to agreement on adjustment, if any, in the Contract Sum or Contract Time, or both.

8.3.2. Except as otherwise agreed by the Owner and the Design/Builder, the adjustment to the Contract Sum shall be determined on the basis of reasonable but not to exceed actual expenditures and savings of those performing the Work attributable to the change, including the expenditures for design services and revisions to the Contract Documents. In case of an increase in the Contract Sum, the cost shall include an allowance for overhead not to exceed ten percent (10%) and an allowance for profit not to exceed ten percent (10%). In such case, the Design/Builder shall keep and present an itemized accounting together with appropriate supporting data for inclusion in a Change Order. Unless otherwise provided in the Contract Documents, costs for these purposes shall be limited to the following:

            1. costs of labor, including social security, old age and unemployment insurance, fringe benefits required by agreement or custom, and workers' compensation insurance;

            2. costs of materials, supplies and equipment, including cost of transportation, whether incorporated or consumed;

            3. rental costs of machinery and equipment exclusive of hand tools, whether rented from the Design/Builder or others;

            4. costs of premiums for all bonds and insurance permit fees, and sales, use or similar taxes;

            5. additional costs of supervision and field office personnel directly attributable to the change; and fees paid to the Architect, engineers and other professionals.

8.3.3 Pending final determination of cost to the Owner, amounts not in dispute may be included in Applications for Payment. The amount of credit to be allowed by the Design/Builder to the Owner for deletion or change which results in a net decrease in the Contract Sum will be actual net cost. When both additions and credits covering related Work or substitutions are involved in a change, the allowance for overhead and profit shall be figured on the basis of the net increase, if any, with respect to that change.

8.3.4 When the Owner and the Design/Builder agree upon the adjustments in the Contract Sum and Contract Time, such agreement shall be effective immediately and shall be recorded by preparation and execution of an appropriate Change Order.

8.4         INTENTIONALLY OMITTED.

8.5         CONCEALED CONDITIONS

8.5.1 If conditions are encountered at the site which are (1) subsurface or otherwise concealed physical conditions which differ materially from those indicated in the Contract Documents, or (2) unknown physical conditions of an unusual nature which differ materially from those ordinarily found to exist and generally recognized as inherent in construction activities of the character provided for in the Contract Documents, then notice by the observing party shall be given to the other party promptly before conditions are disturbed and in no event later than 21 days after first observance of the conditions. The Contract Sum shall be suitably adjusted for such concealed or unknown conditions by Change Order upon claim by either party made within 21 days after the claimant becomes aware of the conditions.

8.6         REGULATORY CHANGES

8.6.1 The Design/Builder shall be compensated for changes in the construction necessitated by the enactment or revisions of codes, laws or regulations subsequent to the execution of this Part 2 Agreement.


                                    ARTICLE 9
                               CORRECTION OF WORK

9.1 The Design/Builder shall promptly correct Work rejected by the Owner or known by the Design/Builder to be defective or failing to conform to the requirements of the Contract Documents, whether observed before or after Substantial Completion and whether or not fabricated, installed or completed. The Design/Builder shall bear costs of correcting such rejected Work, including additional testing and inspections.

9.2 If, within one (1) year after the date of Substantial Completion of the Work or, after the date for commencement of warranties established in a written agreement between the Owner and the Design/Builder, or by terms of an applicable special warranty required by the Contract Documents, any of the Work is found to be not in accordance with the requirements of the Contract Documents, the Design/Builder shall correct it promptly after receipt of a written notice from the Owner to do so unless the Owner has previously given the Design/Builder a written acceptance of such condition.

9.3 Nothing contained in this Article 9 shall be construed to establish a period of limitation with respect to other obligations which the Design/Builder might have under the Contract Documents. Establishment of the time period of one (1) year as described in Subparagraph 9.2 relates only to the specific obligation of the Design/Builder to correct the Work, and has no relationship to the time within which the obligation to comply with the Contract Documents may be sought to be enforced, nor to the time within which proceedings, may be commenced to establish the Design/Builder's liability with respect to the Design/Builder's obligations other than specifically to correct the Work.

9.4 If the Design/Builder fails to correct nonconforming Work as required or fails to carry out Work in accordance with the Contract Documents, the Owner, by written order signed personally or by an agent specifically so empowered by the Owner in writing, may order the Design/Builder to stop the Work, or any portion thereof, until the cause for such order has been eliminated; however, the Owner's right to stop the Work shall not give rise to a duty on the part of the Owner to exercise the right for benefit of the Design/Builder or other persons or entities.

9.5 If the Design/Builder defaults or neglects to carry out the Work in accordance with the Contract Documents and fails within seven (7) days after receipt of written notice from the Owner to commence and continue correction of such default or neglect with diligence and promptness, the Owner may without prejudice to other remedies the Owner may have, correct such deficiencies. In such case an appropriate Change Order shall be issued deducting from payments then or thereafter due the Design/Builder, the costs of correcting such deficiencies. If the payments then or thereafter due the Design/Builder are not sufficient to cover the amount of the deduction, the Design/Builder shall pay the difference to the Owner. Such action by the Owner shall be subject to dispute resolution procedures as provided in Article 10.


                                   ARTICLE 10
                 DISPUTE RESOLUTION -- MEDIATION AND ARBITRATION

10.1 Claims, disputes or other matters in question between the parties to this Part 2 Agreement arising out of or relating to this Part 2 Agreement or breach thereof shall be subject to and decided by mediation or arbitration. Such mediation or arbitration shall be conducted in accordance with the Construction Industry Mediation or Arbitration Rules of the American Arbitration Association currently in effect.

10.2 In addition to and prior to arbitration, the parties shall endeavor to settle disputes by mediation. Demand for mediation shall be filed in writing with the other party to this Part 2 Agreement and with the American Arbitration Association. A demand for mediation shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for mediation be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of repose or limitations.

10.3 Demand for arbitration shall be filed in writing with the other party to this Part 2 Agreement and with the American Arbitration Association. A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of repose or limitations.

10.4 An arbitration pursuant to this Article may be joined with an arbitration involving common issues of law or fact between the Design/Builder and any person or entity with whom the Design/Builder or Owner has a contractual obligation to arbitrate disputes, and with whom the Design/Builder and Owner agree.

10.5 The award rendered by the arbitrator or arbitrators shall be final, and judgement may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

10.6 Unless otherwise agreed in writing, the Design/Builder shall continue to provide services and shall maintain progress during any mediation or arbitration proceedings, and the Owner shall continue to make payments to the Design/Builder in accordance with Articles 5 and 13, but the Owner shall be under no obligation to make payments on or against any claims or amounts in dispute during the pendency of any mediation or arbitration proceeding to resolve those claims or amounts in dispute.

10.7        The Article 10 shall survive completion or termination of Part 2.

                                   ARTICLE 11
                            MISCELLANEOUS PROVISIONS

11.1 Unless otherwise provided, this Part 2 Agreement shall be governed by the law of the place where the Project is located.

11.2        SUBCONTRACTS

11.2.1      The Design/Builder, as soon as practicable after execution of this
            Part 2 Agreement, shall furnish to the Owner in writing the names of the persons or entities the Design/Builder will engage as contractors for the Project.

11.3        WORK BY OWNER OR OWNER'S CONTRACTORS

11.3.1 The Owner reserves the right to perform construction or operations related to the Project with the Owner's own forces, and to award separate contracts in connection with other portions of the Project or other construction or operations on the site under conditions of insurance and waiver of subrogation identical to the provisions of this Part 2 Agreement. If the Design/Builder claims that delay or additional cost is involved because of such action by the Owner, the Design/Builder shall assert such claims as provided in Subparagraph 11.4.

11.3.2 The Design/Builder shall afford the Owner's separate contractors reasonable opportunity for introduction and storage of their materials and equipment and performance of their activities and shall connect and coordinate the Design/Builder's construction and operations with theirs as required by the Contract Documents.

11.3.3 Costs caused by delays or by improperly timed activities or defective construction shall be borne by the party responsible therefor.

11.4        CLAIMS FOR DAMAGES

11.4.1 If either party to this Part 2 Agreement suffers injury or damage to person or property because of an act or omission of the other party, of any of the other party's employees or agents, or of others for whose acts such party is legally liable, written notice of such injury or damage, whether or not insured, shall be given to the other party within a reasonable time not exceeding 21 days after first observance. The notice shall provide sufficient detail to enable the other party to investigate the matter. If a claim of additional cost or time related to this claim is to be asserted, it shall be filed in writing.

11.5        INDEMNIFICATION

11.5.1 To the fullest extent permitted by law, the Design/Builder shall indemnify and hold harmless the Owner, Owner's consultants, and agents and employees of any of them from and against claims, damages, losses and expenses, including but not limited to attorneys' fees, arising out of or resulting from performance of the Work, provided that such claim, damage, loss or expense is attributable to bodily injury, sickness, disease or death, or to injury to or destruction of tangible property (other than the Work itself) including loss of use resulting therefrom, but only to the extent caused in whole or in part by negligent acts or omissions of the Design/Builder, anyone directly or indirectly employed by the Design/Builder or anyone for whose acts the Design/Builder may be liable, regardless of whether or not such claim, damage, loss or expense is caused in part by a party indemnified hereunder. Such obligation shall not be construed to negate, abridge, or reduce other rights or obligations of indemnity which would otherwise exist as to a party or person described in this Paragraph 11.5.

11.5.2 In claims against any person or entity indemnified under this Paragraph 11.5 by an employee of the Design/Builder, anyone directly or indirectly employed by the Design/Builder or anyone for whose acts the Design/Builder may be liable, the indemnification obligation under this Paragraph 11.5 shall not be limited by a limitation on amount or type of damages, compensation or benefits payable by or for the Design/Builder under workers' compensation acts, disability benefit acts or other employee benefit acts.

11.6        SUCCESSORS AND ASSIGNS

11.6.1 The Owner and Design/Builder, respectively, bind themselves, their partners, successors, assigns and legal representatives to the other party to this Part 2 Agreement and to the partners, successors and assigns of such other party with respect to all covenants of this
            Part 2 Agreement. Neither the Owner nor the Design/Builder shall assign this Part 2 Agreement without the written consent of the other. The Owner may assign this Part 2 Agreement to any institutional lender providing construction financing, and the Design/Builder agrees to execute all consents reasonably required to facilitate such an assignment. If either party makes such an assignment, that party shall nevertheless remain legally responsible for all obligations under this Part 2 Agreement, unless otherwise agreed by the other party.

11.7        TERMINATION OF PROFESSIONAL DESIGN SERVICES

11.7.1 Prior to termination of the services of the Architect or any other design professional designated in this Part 2 Agreement, the Design/Builder shall identify to the Owner in writing another architect or other design professional with respect to whom the Owner has no reasonable objection, who will provide the services originally to have been provided by the Architect or other design professional whose services are being terminated.

11.8        EXTENT OF AGREEMENT

11.8.1 This Part 2 Agreement represents the entire agreement between the Owner and the Design/Builder and supersedes prior negotiations, representations or agreements, either written or oral. This Part 2 Agreement may be amended only by written instrument and signed by both the Owner and the Design/Builder.

11.9 No action or failure to act by the Owner or Design/Builder shall constitute a waiver of a right or duty afforded them under the contract, nor shall such action or failure to act constitute approval of or acquiescence in a breach thereunder, except as may be specifically agreed in writing.

11.10 In no event will the Owner ever be liable to the Design/Builder or any other person or entity acting on its behalf under this Agreement, for lost profits or other indirect incidental or consequential damages. In no event will the Design/Builder ever be liable to the Owner or any other person or entity acting on its behalf under this Agreement, for lost profits or other indirect incidental or consequential damages.

11.11 The Owner shall have the right to use and occupy spaces, area, systems and other portions of the Work prior to completion and acceptance of all the Work, provided that in the reasonable opinion of the Design/Builder, such use or occupancy shall not unreasonably interfere with the Design/Builder's operations nor delay him in completing the entire Work. If the Owner desires to exercise its right of partial occupancy and use under this Paragraph, the Owner shall give reasonable notice thereof to the Design/Builder. If the Design/Builder determines that the proposed use or occupancy would not unreasonably interfere with its operations or delay him in completing the entire Work, the Design/Builder shall cooperate with the Owner in providing basic services and facilities reasonably required for the proposed use or the health, safety and comfort of the users or occupants and other parties lawfully present on or entering or leaving the site; such as heating, ventilating, cooling, water, lighting, power, elevator and telephone services for the space or spaces to be occupied. If the equipment required to furnish such services is not entirely completed at the time the Owner desires to use or occupy the aforesaid space or spaces, the Design/Builder shall make every reasonable effort to complete the same as soon as possible so that the necessary equipment can be put into operation and use. Mutually acceptable arrangements shall be made between the Owner and the Design/Builder with regard to procedures, terms and conditions governing the operation and maintenance of such services and facilities as may be utilized for the benefit of the Owner. The Owner will assume proportionate and reasonable responsibility for operation of systems, equipment and utilities required to provide such services in part or in total, including proportionate and reasonable expenses of operation incidentals thereto, and mutually acceptable arrangements shall be made as to guarantees and warranties affecting designated portions or elements of the Work associated therewith.

11.12 The Owner's use or occupancy of such designated areas or portions of the Work prior to completion and acceptance of all or portions of the Work pursuant to Paragraph 11.11 shall not constitute acceptance of systems, materials, or elements of the Work which are not in accordance with the requirements of the Contract Documents, nor relieve the Design/Builder from his obligation to complete the Work, or his responsibility for loss or damage due to or arising out of, defects in or malfunctioning of systems, materials, equipment, or elements of the Work, nor from other unfulfilled obligations or responsibilities of the Design/Builder under this Contract. If however, damage results to such designated areas or portions of the Work, in whole or in part, from any act of the Owner, then the Owner will assume its proportionate responsibility from such damage, to the extent that such damage is not covered by insurance provided in accordance with the terms of the Contract Documents.

11.13 The Design/Builder on behalf of itself and all others performing the Work waives all rights to file a mechanic's or materialmen's lien under the laws of the Commonwealth of Pennsylvania. The Design/Builder has evidenced this agreement by delivery to the Owner of a general waiver of liens, a copy of which is attached hereto as Exhibit A and the terms of which are incorporated herein by reference.

11.14 All notices of default and termination and all other notices not in the ordinary course that are required to be given by the terms of the Contract Documents or by any law of governmental regulation either by the Owner or the Design/Builder shall be in writing and shall be sent by registered or by certified mail, return receipt requested and postage prepaid, hand delivered and receipted for, or by reputable overnight delivery service with tracking capabilities and addressed if to the Owner to the address on the first page of this Agreement with a copy to Ballard Spahr Andrews & Ingersoll, LLP, 1735 Market Street, 51st Floor, Philadelphia, PA. 19103, attention Tina R. Makoulian, Esquire, and if to the Design/Builder, to the address on the first page of this Agreement. All other notices in connection with the Project shall be in writing and shall be hand delivered by first class mail or sent as described above to the addresses listed above, except that copies of such other notices need not be given to counsel for the Owner. The Owner may designate to the Design/Builder the address to which notices to any lender shall be sent and the Design/Builder shall provide such lender with copies of all notices required to be given to the Owner at such designated address and in the manner set forth above.

11.15 All indemnification, payment, insurance and other obligations of the Design/Builder under this Agreement or any of the other Contract Documents shall survive the expiration or sooner termination of the Agreement.

11.16 No approval, determination, inspection, test, review, comment, payment and/or other action or the failure to approve, determine, inspect, test, review, comment, make payment and/or take any action by the Owner shall affect or impair any of the Design/Builder's representations, warranties or covenants under this Agreement nor be construed to alter, amend, or waive any of the Design/Builder's obligations to comply with any of the provisions of the Contract Documents and the Owner shall not be deemed to have waived any of its rights arising from or in connection therewith nor to have assumed or created any liability on the part of the Owner.

                                   ARTICLE 12
                          TERMINATION OF THE AGREEMENT

12.1        TERMINATION BY THE OWNER

12.1.1 This Part 2 Agreement may be terminated by the Owner upon 5 days' written notice to the Design/Builder. If such termination occurs, and is not due to the fault of the Design/Builder, then the Owner shall pay the Design/Builder for Work completed to the termination date, together with reimbursable expenses then due.

12.1.2 If the Design/Builder defaults or persistently fails or neglects to carry out the Work in accordance with the Contract Documents or fails to perform the provisions of this Part 2 Agreement, the Owner may give written notice that the Owner intends to terminate this
            Part 2 Agreement. If the Design/Builder fails to correct the defaults, failure or neglect within seven (7) days after being given notice, the Owner may without prejudice to any other remedy make good such deficiencies and may deduct the cost thereof from the payment due the Design/Builder or, at the Owner's option, may terminate the employment of the Design/Builder and take possession of the site and of all materials, equipment, tools and construction equipment and machinery thereon owned by the Design/Builder and as well as all drawings, plans and specifications and finish the Work by whatever method the Owner may deem expedient. If the unpaid balance of the Contract sum exceeds the expense of finishing the Work and all damages incurred by the Owner, such excess shall be paid to the Design/Builder. If the expense of completing the Work and all damages incurred by the Owner exceeds the unpaid balance, the Design/Builder shall pay the difference to the Owner. This obligation for payment shall survive termination of this Part 2 Agreement.

12.1.3      INTENTIONALLY OMITTED.

12.2        TERMINATION BY THE DESIGN/BUILDER

12.2.1 If the Owner fails to make payment when due, the Design/Builder may give written notice of the Design/Builder intention to terminate this Part 2 Agreement. If the

            Design/Builder fails to receive payment within seven (7) days after receipt of such notice by the Owner, the Design/Builder may give a second written notice and, seven (7) days after receipt of such second written notice by the Owner, may terminate this Part 2 Agreement and recover from the Owner payment for Work executed, and for proven losses sustained upon materials, equipment, tools, and construction equipment and machinery, including reasonable profit earned to date and applicable damages.


                                   ARTICLE 13
                              BASIS OF COMPENSATION

The Owner shall compensate the Design/Builder in accordance with Article 5, Payments, and the other provisions of this Part 2 Agreement as described below.

13.1        COMPENSATION

13.1.1 For the Design/Builder's performance of the Work, as described in Paragraph 3.2 and including any other services listed in Article 14 as part of Basic Services, the Owner shall pay the Design/Builder in current funds the Contract Sum as follows:

13.1.1 The cost of the Work is guaranteed by the Design/Builder not to exceed $14,850,000.00, subject to additions and deductions by Change Order as provided in the Contract Documents. Such maximum sum is referred to in the Contract Documents as the Guaranteed Maximum Price. Costs which would cause the Guaranteed Maximum Price to be exceeded shall be paid by the Design/Builder without reimbursement by the Owner. The Guaranteed Maximum Price is based on the following:

            This part II Agreement will be amended to include the GMP-Guaranteed Maximum Price once the estimate is completed and approved.

            Procurement                                                         $ 4,455,650.00
            Fixed Fee                                                           $   226,578.00
            Construction Management                                             $ 9,344,672.00
            Validation                                                          $   823,100.00
            Total Procurement, Construction Management, Fee & Validation        $14,850,000.00

            To the extent that the Drawings and Specifications are anticipated to require further development by the Architect, the Design/Builder has provided in the Guaranteed Maximum Price for such further development consistent with the Contract Documents and reasonable inferable therefrom.

13.1.2. For Additional Services, as described in Paragraph 3.3 and including any other services listed in Article 14 as Additional Services, compensation shall be as agreed to by approved SAN's (Scope Adjustment Notice):

13.2        REIMBURSABLE EXPENSES

13.2.1 Reimbursable Expenses are included in the compensation for Basic and Additional Services, and include actual expenditures made by the Design/Builder's employees and contractors in the interest of the Project.

13.2.2      FOR REIMBURSABLE EXPENSES, compensation shall be a multiple of one
            (1) times the amounts expended.

13.3        INTEREST PAYMENTS

13.3.1      The rate of interest for past due payments shall be as follows:

            Prime plus 1%

(Lusury laws and requirements under the Federal Truth in Lending Act, similar state and local consumer credit laws and other regulations at the Owner's and Design/Builder's principal places of business, at the location of the Project and elsewhere may affect the validity of this provision. Specific legal advice should be obtained with respect to deletion, modification or other requirements, such as written disclosures or waivers.)

                                   ARTICLE 14
                          OTHER CONDITIONS AND SERVICES

14.1 The Basic Services to be performed shall be commenced on May 20, 2001 and proceed as shown on the attached Project Schedule Rev. 4 08/29/01 and, subject to executed change orders granting extension of time, Substantial Completion shall be achieved in the Contract Time of 8/16/02 (454) calendar days.


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

14.2 The Basic Services beyond those described in Article 3 are as follows:

            Attachment#  Description
            -----------  -------------------------------------------------------
            1            Executive Summary -- 2 Pages dated 8/16/01
            2            Design (BOD) dated 8/22/01
            3            Procurement Plan
            4            Validation -- Proposal & Scope dated 6/5/01 13 -- Pages
            5            GMP Estimate -- dated July 24, 2001 -- 13 Pages
            6            Schedule -- Revision 4 dated 8/29/01

14.3 Additional Services beyond those described in Article 3 are as follows:

14.4 The Design/Builder shall submit an Application for Payment on the Tenth (10th) day of each month.

14.5        INTENTIONALLY OMITTED.


                                   ARTICLE 15

15.1        Progress Payments

15.1.1 Based upon Applications for Payment submitted by the Design/Builder, the Owner shall make progress payments on account of the Contract Sum to the Design/Builder as provided below and elsewhere in the Contract Documents.

15.1.2 The period covered by each Application for Payment shall be one (1) calendar month ending on the last day of the month Payments shall be made by the Owner not later then thirty (30) days after the Owner receives the Application for Payment.

15.2        Final Payment

15.2.1 Final payment constituting the entire balance of the Contract Sum shall be made by the Owner to the Design/Builder when the Design/Builder has fully performed the Contract and the Owner has approved the Design/Builder's final Application for Payment. The Owner's final payment to the Design/Builder [and release of retainage] shall be made no later than thirty (30) days after approval of the Application for Payment.

15.2.2 The Owner's accountants will review and report on the Design/Builder's final accounting within thirty (30) days after delivery of the final accounting by the Design/Builder. Approval of the final Application for Payment shall be based on such Cost of the Work as the Owner's accountants report to be substantiated by the Design/Builder's final accounting. If the Owner's accountants report the Cost of the Work as substantiated by the Design/Builder's final accounting to be less than claimed by the Design/Builder, the Design/Builder shall be entitled to demand resolution of the dispute pursuant to Article 10 of this Agreement. Such demand shall be made within thirty (30) days after receipt by the Design/Builder of notification of Owner's findings; failure to make such demand within this thirty (30) days period shall result in the substantiated amount reported by the Owner's accountants becoming binding on the Design/Builder. The time periods in this subparagraph relating to the final accounting supersede the general provisions in Article 10. Pending final resolution, the Owner shall pay the Design/Builder the undisputed amount.

            Title                                Date       10-29-01
            -------------------------------      -------------------------------

            This Agreement entered into as of the day and year first written above.

            /s/ P. SHERRILL NEFF                   /s/ ANTHONY J. MACCHIA
            -------------------------------        -----------------------------
            OWNER (Signature)                      DESIGN/BUILDER (Signature)

            P. SHERRILL NEFF                       ANTHONY J. MACCHIA
            -------------------------------        -----------------------------
            PRESIDENT & CHIEF OPERATING OFFICER    VICE PRESIDENT FINANCE




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